Exhibit 99.1

Contact: Karen L. Dexter

Director, Investor Relations

(650) 367-4111

AMPEX CORPORATION ANNOUNCES

NEW BOARD MEMBER

REDWOOD CITY, Calif., March 8, 2007 — Ampex Corporation (Nasdaq:AMPX) today announced that it has appointed Dr. Alain C. Briançon as a member of the Company’s Board of Directors. Dr. Briançon is currently the Chief Technology Officer of NTERA, Inc., a venture capital-backed company located in West Conshohocken, PA. NTERA is involved in the design and commercialization of state-of-the-art digital displays. Prior to joining NTERA, Dr. Briançon was the CTO of InterDigital Communications Corporation, a leading technology licensing company to cellular and other wireless markets, from 2001 to 2005. He held senior technology positions at Motorola, Inc. from 1995 to 2000.

The Company’s Board of Directors believes that Dr. Briançon brings excellent complementary skills to assist Ampex in further exploiting its digital imaging and other intellectual property. The Company currently holds over 450 patents and patent applications covering digital image processing, digital image compression and recording technologies.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.